                            BOSTON EDISON COMPANY
               800 Boylston Street, Boston, Massachusetts 02199



                    NOTICE OF ANNUAL STOCKHOLDERS' MEETING
                          TO BE HELD ON MAY 12, 1995




TO THE HOLDERS OF COMMON STOCK:

     The Annual Meeting of Stockholders of Boston Edison Company (the "Company") will be held at the Sheraton Boston Hotel & Towers, Prudential Center, Boston, Massachusetts, on Friday, May 12, 1995 at 11:00 a.m., for the following purposes:

        1.    To elect five Class I directors to serve until the 1998 Annual
              Meeting.


        2. To transact any other business which may properly come before the Annual Meeting or any adjournment thereof.

     Further information as to the matters to be considered and acted on at the Annual Meeting will be found in the Proxy Statement enclosed herewith.

     The close of business on March 14, 1995 has been fixed as the record date for the determination of holders of the Company's Common Stock entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE THE VOTE IS TAKEN BY DELIVERING TO THE CLERK OF THE COMPANY A WRITTEN REVOCATION OR A PROXY BEARING A LATER DATE OR BY ORAL REVOCATION IN PERSON TO THE CLERK OF THE COMPANY AT THE ANNUAL MEETING.

                                           By Order of the Board of Directors,



                                           Theodora S. Convisser
                                                   CLERK



Boston, Massachusetts
March 27, 1995

                             BOSTON EDISON COMPANY
                800 Boylston Street, Boston, Massachusetts 02199
                                 (617) 424-2000

                                PROXY STATEMENT

          This Proxy Statement, the accompanying proxy and Annual Report to stockholders for the year 1994 containing financial statements are being mailed to stockholders beginning March 27, 1995. They are furnished in connection with the solicitation of proxies by the Board of Directors of Boston Edison Company to be voted at the Annual Meeting of Stockholders of the Company to be held on May 12, 1995 for the purposes set forth in the foregoing Notice.

          The accompanying proxy, if properly executed and delivered by a stockholder entitled to vote, will be voted at the Annual Meeting as specified in the proxy, but may be revoked at any time before the vote is taken by the signer delivering to the Clerk of the Company a written revocation or a proxy bearing a later date or by oral revocation in person to the Clerk of the Company at the Annual Meeting. If choices are not specified on the accompanying proxy, the shares will be voted FOR the election of all of the nominees for director specified below.

          All the costs of preparing, assembling and mailing the material enclosed and any additional material which may be sent in connection with the solicitation of the enclosed proxies will be paid by the Company, and no part thereof will be paid directly or indirectly by any other person. Some employees may devote a part of their time to the solicitation of proxies or for attendance at the meeting but no additional compensation will be paid them for the time so employed and the cost of such additional solicitation will be nominal. The Company will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its Common Stock.

          On March 14, 1995, there were issued and outstanding 45,642,022 shares ($1 par value per share) of Common Stock of the Company. Only common stockholders of record at the close of business on that date shall be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof, and those entitled to vote will have one vote for each share held. To the knowledge of management, no person owns beneficially more than 5 percent of the outstanding voting securities of the Company.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

INFORMATION ABOUT NOMINEES AND INCUMBENT DIRECTORS

          Pursuant to the Company's Bylaws, the Board of Directors has fixed the number of directors at 14 members. The Company's Restated Articles of Organization provide for the classification of the Board of Directors into three classes serving staggered three-year terms. The five persons named below have been nominated by the Board of Directors for election as Class I directors for a term expiring at the 1998 Annual Meeting and until their successors are duly chosen and qualified. The remaining nine directors will continue to serve as set forth below, with the four Class II directors having terms expiring in 1996 and the five Class III directors having terms expiring in 1997. If any of the nominees shall by reason of death, disability or resignation be unavailable as a candidate at the Annual Meeting, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the Board of Directors, or in the absence of such designation, in such other manner as the directors may in their discretion determine. Alternatively, in such situation, the Board of Directors may take action to fix the number of directors for the ensuing year at the number of nominees named herein who are then able to serve.

          The Board of Directors has adopted the following director retirement policy. Directors who are employees of the Company, with the exception of the chief executive officer, retire from the Board when they
retire from employment with the Company.   Directors who are not employees of
the Company or who have served as chief executive officer retire from the Board at the annual meeting of stockholders following their seventieth birthday. President and Chief Operating Officer George W.Davis, who has served on the Company's Board of Directors since 1992, has announced his intention to retire as an employee of the Company and as a member of its Board of Directors effective September 1, 1995.

          The Board of Directors, which held eight regular meetings and one special meeting during 1994, has an Executive Committee, an Audit, Finance and Risk Management Committee, an Executive Personnel Committee, a Nuclear Oversight Committee, a Capital Investment Committee and a Pricing Committee. During 1994 the Executive Committee, which is authorized to exercise in the intervals between Board meetings those powers of the Board which can be delegated and to act as a nominating committee, met five times. The Audit, Finance and Risk Management Committee, the responsibilities of which include recommendations as to the selection of independent auditors, review of the scope of the independent audit, annual financial statements, internal audit reports, and financial and accounting controls and procedures, and review of the Company's financial requirements, insurance coverages, and legal compliance programs, met three times. The Executive Personnel Committee, which is responsible for reviewing officer and director compensation arrangements, executive officer personnel planning and performance, certain benefit programs, and the Company's human resources policies, met three times. The Nuclear Oversight Committee, which oversees the Company's nuclear operations, met three times. The Capital Investment Committee, which provides external oversight of the Company's plans for capital improvements and reviews investments in related businesses, met three times. The Pricing Committee, which is authorized to approve the terms of the Company's debt and equity offerings, met once. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served, with the exception of Charles K. Gifford.

          The names of the nominees as Class I directors and the incumbent Class II and Class III directors and certain information concerning them are shown in the following table:

              NOMINEES AS CLASS I DIRECTORS - TERMS EXPIRING 1998

                                                      PRINCIPAL OCCUPATION (1)
             NOMINEE                                      AND DIRECTORSHIPS
             -------                                  ------------------------
Nelson S. Gifford                               Former Vice Chairman (1990-1991),Avery Dennison Corporation
    Age:  64                                       (Pressure-Sensitive Adhesives and Materials, Office Products,
    Director since:  1981                          Product Identification and Control Systems, and Specialty
    Member:  Audit, Finance                        Chemicals); formerly Chairman (1986-1990) and Chief Executive
    and Risk Management,                           Officer (1975-1990), Dennison Manufacturing Company
    Pricing and Capital                            (Stationery Products, Systems and Packaging)
    Investment Committees                       Directorships:  John Hancock Mutual Life Insurance Company,
                                                   Reed and Barton, J. M. Huber Corp., Nypro Inc.

Kenneth I. Guscott                              General Partner, Long Bay Management Company (Real Estate
    Age: 69                                        Development)
    Director since: 1973                        Directorships:  Phoenix Home Life Mutual Insurance Company
    Member:  Executive
     and Nuclear Oversight
     Committees

Matina S. Horner                                Executive Vice President (since 1989), Teachers Insurance and
    Age: 55                                        Annuity Association/College Retirement Equities Fund;
    Director since : 1988                          formerly President (1972-1989), Radcliffe College
    Member: Audit, Finance                      Directorships: The Neiman-Marcus Group, Inc.
     and Risk Management,
     Executive and Pricing
     Committees





                                                             FOOTNOTES ON PAGE 4

  Bernard W. Reznicek                       Dean, College of Business Administration, Creighton University
        Age:  58                               (since 1994); former Chairman of the Board (1992-1994),
        Director since:  1987                  Chief Executive Officer (1990-1994), President (1987-1992)
        Member:  Capital                       and Chief Operating Officer (1987-1990), Boston Edison
        Investment and                         Company
        Nuclear Oversight                   Directorships:  Guarantee Mutual Life Company, State Street
        Committees                             Boston Corporation, State Street Bank and Trust Company

  Paul E. Tsongas                           Partner (1985-1989 and 1991 to present), formerly Of Counsel
        Age: 54                                (1989-1991), Foley, Hoag &Eliot (Law Firm); former Chairman,
        Director since: 1985                   Commonwealth of Massachusetts Board of Regents of Higher
        Member:  Audit, Finance                Education (1989-1991); former United States Senator from
        and Risk Management                    Massachusetts (1979-1985)
        and Executive                       Directorships:  Wang Laboratories, Shawmut Bank, N.A.,
        Personnel Committees                   M/A-COM,  Inc., Thermo Fibretek, Inc., Thermo Power, Inc.,
                                               NORESCO

               INCUMBENT CLASS II DIRECTORS - TERMS EXPIRING 1996

                                                                PRINCIPAL OCCUPATION (1)
             DIRECTOR                                              AND DIRECTORSHIPS
             --------                                           ------------------------
William F. Connell                     Chairman and Chief Executive Officer,Connell Limited Partnership
    Age: 56                               (Metals Recycling and Processing and Industrial Production)
    Director since: 1987               Directorships:  Connell Industries, Inc.,  Teksid Aluminum
    Member:  Executive                    Foundry, Inc., Arthur D. Little, Inc., Harcourt General, Inc.,
        and Executive                     Bank of Boston Corporation, The First National Bank of Boston,
        Personnel Committees              North American Mortgage Company

Charles K. Gifford                     President, Bank of Boston Corporation (Bank Holding Company)
    Age: 52                               and The First National Bank of Boston
    Director since: 1990                  Directorships:  Bank of Boston Corporation, The First National
    Member:  Audit, Finance               Bank of Boston, Massachusetts Mutual Life Insurance Company,
        and Risk Management               Massachusetts Minority Enterprise Investment Corporation
        and Executive Personnel
        Committees

Thomas J. May                          Chairman and Chief Executive Officer (since 1994), formerly Presi-
    Age: 47                               dent and Chief Operating Officer (1993-1994), Executive Vice
    Director since:  1991                 President (1990-1993) and Senior Vice President (1987-1990),
    Member: Executive and                 Boston Edison Company
      Pricing Committees               Directorships:  Bank of Boston Corporation, The First National Bank
                                          of Boston, The New England

Sherry H. Penney                       Chancellor, University of Massachusetts at Boston
    Age: 57                            Directorships:  Various educational, civic and cultural organizations
    Director since: 1990
    Member:  Audit, Finance
      and Risk Management,
      Executive Personnel
      and Pricing Committees


                                                             FOOTNOTES ON PAGE 4

             INCUMBENT CLASS III DIRECTORS - TERMS EXPIRING 1997
                                               PRINCIPAL OCCUPATION (1)
     DIRECTOR                                      AND DIRECTORSHIPS
     --------                                  ------------------------

Gary L. Countryman                     Chairman of the Board (since 1991) and Chief Executive Officer, formerly President
  Age: 55                                (1986-1992), Liberty Mutual Insurance Company, and Chairman and Chief Executive Officer,
  Director since: 1986                   Liberty Life Assurance Company of Boston
  Member, Executive Personnel          Directorships: Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company,
    and Capital Investment               Liberty Life Assurance Company of Boston, Bank of Boston Corporation, The First
    Committees                           National Bank of Boston, The Neiman-Marcus Group, Inc.

George W. Davis                        President and Chief Operating Office (since 1994), formerly
  Age: 61                                Executive Vice President (1992-1994), Senior Vice President
  Director since: 1992                   (1990-1991) and Vice President (1989-1990), Boston Edison
  Member: Executive and                  Company; Vice Admiral (ret.) U. S. Navy and former Commander
    Pricing Committees                   Naval Surface Force, Pacific (1985-1988)
                                       Directorships:  Institute of Nuclear Power Operations, various educational, civic and cultural organizations.

Thomas G. Dignan, Jr. (2)              Partner, Ropes & Gray (Law Firm)
  Age: 54                              Directorships:  Various educational, cultural and civic organizations.
  Director since: 1983
  Member: Executive,
    Nuclear Oversight and
    Capital Investment
    Committees

Herbert Roth, Jr.                      Former Chairman of the Board (1978-1985) and Chief Executive Officer (1968-1985),
    Age: 66                              Officer (1968-1985), LFE Corporation (Traffic and Industrial Director since: 1978
    Director since: 1978                 Process Control Systems)
    Member: Capital                    Directorships/Trusteeships: Landauer, Inc., Tech/Ops Sevcon, Inc., Phoenix Home Life
     Investment and Nuclear              Mutual Insurance Company, Phoenix Series Fund, Phoenix Total Return Fund, Inc.,
     Oversight Committees                Phoenix Multi-Portfolio Fund, The Big Edge Series Fund, Mark IV Industries
                                         Fund, The Big Edge Series Fund, Mark IV Industries

Stephen J. Sweeney                     Former Chairman of the Board (1986-1992) and Chief Executive Officer (1984-1990),
    Age: 66                              Officer (1984-1990), Boston Edison Company
    Director since: 1983               Directorships:  Selecterm, Inc., Liberty Mutual Insurance Company, Liberty
    Member: Capital                      Mutual Fire Insurance Company, Liberty Life Assurance Company of Boston, Uno
     Investment and                      Restaurant Corporation
     Nuclear Oversight
     Committees

(1)  Except as otherwise noted, each nominee and incumbent director has held the position indicated for the last five years.
(2)  During 1994 the Company paid legal fees to the firm of Ropes & Gray.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the number of shares of the Company's Common Stock, $1.00 par value, beneficially owned as of
January 31, 1995 by each director and nominee, each of the executive officers named in the Compensation Tables, and the directors and executive officers of the Company as a group.  None of the individual or collective holdings listed below exceeds 1% of the
Company's outstanding Common Stock.  Except as indicated below, all of the shares listed are held by the persons named with both sole voting power and sole investment power.  No member of the group is the beneficial owner of the Company's preferred stock.

                                                                                       NUMBER OF
                                                                                     COMMON SHARES
          NAME OF BENEFICIAL OWNER                                                 BENEFICIALLY OWNED
          ------------------------                                                 ------------------
          William F. Connell                                                                 1,311
          Gary L. Countryman                                                                 1,111
          Cameron H. Daley                                                                   3,223
          George W. Davis(1)                                                                 3,019
          Thomas G. Dignan, Jr.                                                              1,454
          Charles K. Gifford                                                                 1,150
          Nelson S. Gifford                                                                  1,766
          Kenneth I. Guscott                                                                 1,102
          Matina S. Horner                                                                   1,111
          Ronald A. Ledgett                                                                  2,792(2)
          Thomas J. May                                                                     10,546(2)
          Sherry H. Penney                                                                   1,161
          Charles E. Peters, Jr.                                                             2,605
          Bernard W. Reznicek (1)                                                            7,585
          Herbert Roth, Jr.                                                                  5,600
          Stephen J. Sweeney                                                                 4,660(3)
          Paul E. Tsongas                                                                    1,347
                                                                                            -------------
          All directors and  executive officers as a                                              (1) (2)
          group, including those named above (24 persons)                                   68,648

                (1)  Messrs. Davis and Reznicek filed reports for transactions which occurred in 1994 relating to the sale, respectively, of 753 and 3,601 shares of the Company's common stock, and Douglas S. Horan, who became an executive officer during 1994, filed his Initial Statement of Beneficial Ownership on
                     Form 3, beyond the specified dates.

                (2)  The following shares are held in the Company's Deferred Compensation
                     Trust due to deferrals by the following participants in the Company's Deferred
                     Compensation Plan: Mr. May,  5,367 shares;  Mr. Ledgett, 1,537 shares; all executive officers as a group, 11,926 shares.  Participants in the Plan may instruct the trustee to vote shares of Company common stock held in the trust in accordance with their allocable share of such deferrals, but have no dispositive power with respect to shares held in the trust.

                (3)  3,629 of Mr. Sweeney's 4,660 shares are held in a charitable annuity remainder trust, of which he, as a co-trustee of the trust, shares dispositive and voting power with respect to the shares.

                      DIRECTOR AND EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

        Each director who is not an employee of the Company receives an annual Board retainer of $10,000 and 200 shares of the Company's Common Stock pursuant to the Company's 1991 Director Stock Plan. Each such director who is a member of the Executive Committee receives an additional annual Committee retainer of $4,000. With the exception of the Pricing Committee, the members of which receive no retainer, each of the chairmen of the other Board committees who is not an employee of the Company receives an annual Committee retainer of $4,000 and the other non-employee members of those committees receive an annual Committee retainer of $2,750. Each director who is not an employee of the Company receives $1,000 for attendance in person at each meeting of the Board or a committee and $500 for participating in such a meeting by telephone. Directors may elect to defer part or all of their directors' fees pursuant to the Company's Deferred Fee Plan. Each director who is not otherwise eligible for any Company pension or retirement benefit is entitled to an annual amount, equal to the cash component of the annual Board retainer plus twice the retainer received by a member of a committee other than the Executive Committee, for a period of years equal to his or her service on the Board of Directors, such payments to commence upon the director's date of death in office, resignation or retirement. Should a director die prior to full receipt of the benefit, his or her survivors continue to receive the payments to which the director would have been entitled up to a maximum of ten years from the commencement of the benefit.

                 REPORT OF THE EXECUTIVE PERSONNEL COMMITTEE

        Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to its executive officers, including the Company's Chief Executive Officer and four other most highly compensated executive officers (the "named executive officers"). The disclosure requirements for the named executive officers include the use of tables summarizing total compensation and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals for the prior year. In fulfillment of this requirement, the Executive Personnel Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

THE EXECUTIVE PERSONNEL COMMITTEE

        The Company's executive compensation program is administered by the Executive Personnel Committee, a committee of the Board of Directors composed of the five non-employee directors listed below this report. All decisions of the Executive Personnel Committee regarding the compensation of the named executive officers are subject to the approval of the non-employee directors of the Company, none of whom are eligible to participate in the incentive plans described below.

COMPENSATION PHILOSOPHY

        The executive compensation philosophy of the Company is to provide competitive levels of compensation that advance the Company's annual and long-term performance objectives, reward corporate performance, and assist the Company in attracting, retaining and motivating highly qualified executives. The framework for the Committee's executive compensation programs is to establish base salaries which are competitive with national utilities, and to incent excellent performance by providing executives with the opportunity to earn additional remuneration under the annual and long-term incentive plans. The incentive plan goals are designed to improve the effectiveness and enhance the efficiency of Company operations, to provide savings for customers and to create value for stockholders.

COMPONENTS OF COMPENSATION

        Compensation paid to the named executive officers, as reflected in the following tables, consists of three primary elements: base salary, amounts paid under the Company's Executive Annual Incentive Compensation Plan, and shares of the Company's Common Stock awarded under the Company's Performance Share Plan. The Company compares its compensation levels against other electric utility companies which subscribe to a similar total compensation strategy, that is a policy which provides for base salary as well as the potential for annual and long-term incentive awards. The Company's strategy is to establish base salaries at the 60th percentile for those electric utilities which possess the same total compensation strategy, and to establish potential total compensation (base salary, annual and long-term incentives) at the 75th percentile for extraordinary performance.

        During 1994, the Committee thoroughly reviewed data collected by nationally recognized compensation experts as well as by the Company's Human Resources group to determine whether the Company was meeting its compensation strategy. The review evaluated base salary and annual and long-term incentives for nearly all publicly traded electric utility companies possessing a similar total compensation strategy. The data demonstrated that the Company was in conformance with its compensation strategy to the satisfact ion of the Committee.

        Executive officer compensation in 1994 was not impacted by Section 162(m) of the Internal Revenue Code because compensation levels were below the $1 million threshold established by that statute. The

Committee intends to consider the impact of Section 162(m) in establishing compensation levels in the future to the extent it may become applicable. The Company does not expect Section 162 (m) to result in the loss of any deductions in 1995.

ANNUAL INCENTIVE

        Officers and key managers who participate in the Company's annual incentive plan are eligible to earn cash awards, reported for the named executive officers in the fourth column of the Summary Compensation Table below, through the achievement of corporate, unit and individual performance objectives. Target awards are established at the beginning of a year based on a percentage of the participants' base compensation, ranging from 10% to 50% on the basis of the individual's level of responsibility, as determined within the discretion of the Committee. Whether a participant earns the target award, or a greater or lesser amount, or any award at all, depends upon the degree of achievement of plan objectives set for the individual, his organization and the corporation during the year.

        Corporate performance objectives include a comparison of target to actual earnings per share from operations and achievement of unit performance objectives. The earnings per share objective reflects certain market, financial, and operating goals to be achieved and is approved by the Committee. Unit performance objectives include predetermined levels for operating and capital budgets, complement and overtime, and are approved by the Committee. The annual incentive plan awards for Messrs. May and Davis are based solely on the Company's achieving the earnings per share objective. In 1994, earnings per share from operations was $2.41, which exceeded the target of $2.40. This represented a 5.7% increase in 1994, which exceeded the Company's target growth rate of 5.3% and out-performed the industry average growth rate of 2.0%. The annual incentive plan awards for Messrs. Peters, Daley and Ledgett were based equally on the earnings per share objective for the Company and unit performance objectives which had been established for each of their organizations to achieve certain specified targets for adherence to the annual operating budget and complement reduction. All three officers met the specified unit performance levels.

LONG-TERM COMPENSATION

        The purpose of the Performance Share Plan is to enhance corporate focus on the Company's business direction beyond the annual operating plan and to promote achievement of long-term corporate objectives which provide savings to create value for the stockholder and the customer. Officers and key managers who participate in the Company's Performance Share Plan are eligible to earn awards, paid in shares of the Company's Common Stock, based on the achievement by the Company of stated performance measures over a three-year cycle. Target awards are established at the beginning of a cycle based on a percentage of the participants' base compensation, ranging from 10% to 50% on the basis of the individual's level of responsibility, as determined within the discretion of the Committee.

        Whether the participant earns the target award, or a greater or lesser amount, or any award at all, depends upon the degree of achievement by the corporation over a three-year cycle of two performance criteria, a stockholder measure and a customer measure. The stockholder criterion measures relative total return to the stockholder, which is defined as total dividends paid plus stock appreciation throughout the three-year performance period based on a comparison of the Company's common stock performance to that of the Goldman Sachs Electric Utility Database, a group of approximately 80 companies. To reach the target award, Boston Edison must be within the top 30% of the industry as measured by the Goldman Sachs Database; for the threshold award, the Company must be in the top 40%; and for the maximum award, the Company must be in the top 20%. During the 1992-1994 cycle (see the eighth column of the Summary Compensation Table below), Boston Edison's performance was in the top 30%, achieving the 72nd percentile of the group,. The customer measure requires Boston Edison to be within the top 35% of a peer group of 13 urban utilities (selected because they possess operations and customer characteristics similar to those of Boston Edison) in terms of having the lowest increase in residential customer price per kWh through the three-year period to reach target. The percentage required for threshold is 50% and for maximum is 20%. During the 1992-1994 cycle, the Company did not achieve the customer measure threshold level and the Plan participants did not qualify for the portion of the award attributable thereto. The two performance measures were equally weighted (50% each) when determining the final award.

OTHER PLANS

        At various times in the past, the Company has adopted certain broad-based employee benefit plans in which officers are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria. Such plans include retirement and life and health insurance plans, and a 401(k) savings plan which includes a Company matching contribution equal to the first six percent of pay contributed by the employee up to the maximum deductible 401(k) contribution allowed by the Internal Revenue Code. In addition, the Company has a deferred compensation plan in which officers and senior managers may elect to participate and a Key Executive Benefit Plan which pays participants supplementary retirement income for 15 years equal to 33% of final annual salary.

MR. MAY'S 1994 COMPENSATION

        The Executive Personnel Committee makes decisions regarding the compensation of the Chief Executive Officer using the same philosophy and criteria as set forth above. As with its other officers, the Company compares compensation levels for the Chief Executive Officer to those of other electric utility companies which maintain a similar total compensation strategy (see discussion above).

        Each year the Company approves the adjustment of salary ranges for the Chief Executive Officer and other corporate officers based on studies conducted by external executive compensation consultants and the Company's Human Resources group. In 1994, studies indicated officer base salary ranges to be less than the approved 60th percentile position to market. Upon his appointment to the position of Chief Executive Officer in July 1994, Mr. May received a 16% increase to his base salary. His salary will next be reviewed by the Committee in April 1995.

        Mr. May's annual incentive award, shown in the fourth column of the Summary Compensation Table below, was in conformance with the provisions of the Annual Incentive Plan as described above, and was based on the Company's surpassing of its target by achieving earnings per share from operations of $2.41 in 1994. This represented an earnings growth rate of 5.7%, which exceeded the Company's 1994 target growth rate of 5.3% and the industry earnings growth rate of 2.0%. Mr. May's long-term incentive award, shown in the eighth column of the Summary Compensation Table below, was also in conformance with the provisions of the Performance Share Plan and was based on the Company's performance under the stockholder and customer performance measures as described above.


                                By the Executive Personnel Committee,
                                        William F. Connell (Chairman)
                                        Gary L. Countryman
                                        Charles K. Gifford
                                        Sherry H. Penney
                                        Paul E. Tsongas


  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Charles K. Gifford, who is a member of the Company's Executive Personnel Committee, is President of Bank of Boston Corporation and The First National Bank of Boston. Thomas J. May, the Company's Chairman and Chief Executive Officer, serves on the boards of directors of Bank of Boston Corporation and The First National Bank of Boston.

EXECUTIVE COMPENSATION  TABLES

    The following information is given regarding annual and long-term compensation earned by the Chief Executive Officer and the four other most highly compensated executive officers of the Company with respect to the years 1992, 1993 and 1994. Pursuant to the Commission's regulations, information is also provided with respect to Mr. Reznicek, who served as the Company's Chairman and Chief Executive Officer for the first six months of 1994.

SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                ------------------------------------------
                             ANNUAL COMPENSATION                              AWARDS           PAYOUTS
----------------------------------------------------------------------------------------------------------
             NAME                                     OTHER                                        ALL
             AND                                     ANNUAL    RESTRICTED                         OTHER
          PRINCIPAL                                  COMPEN-     STOCK     OPTIONS/    LTIP      COMPEN-
           POSITION      YEAR    SALARY    BONUS    SATION(1)   AWARD(S)    SARS      PAYOUTS   SATION(2)
-------------------      -----  --------  --------  ---------  ---------- ---------  --------   ----------
Thomas J. May            1994   $362,500  $214,500      --       --        --        $59,950     $24,421
Chairman and             1993    297,250   139,405      --       --        --         78,000      22,244
Chief Executive Officer  1992    279,500   119,250      --       --        --        123,750      23,139

George W. Davis          1994    310,000   143,000      --       --        --         52,140      18,136
President and Chief      1993    289,750   139,405      --       --        --         31,500      16,221
Operating Officer        1992    248,875  103,750       --       --        --         45,375      11,886

Charles E. Peters, Jr.   1994    181,700    45,484      --       --        --         26,400       9,000
Senior Vice President    1993    173,750    55,605      --       --        --         36,000       9,281
                         1992    164,958    54,000      --       --        --             --       6,843


Cameron H. Daley         1994    175,808    44,408      --       --        --         26,015       9,000
Senior Vice President    1993    170,050    54,615      --       --        --         33,750       9,431
                         1992    162,167    53,213      --       --        --         75,075       7,021


Ronald A. Ledgett        1994    172,667    43,050      --       --        --         24,750      15,248
Senior Vice President    1993    163,416    51,810      --       --        --         14,325       9,598
                         1992    154,083    50,625      --       --        --         31,760       7,239

Bernard W. Reznicek      1994    353,072        --      --       --        --             --      87,848
Former Chairman and      1993    435,000   283,500      --       --        --        131,250      28,090
Chief Executive Officer  1992    398,333   240,625  53,077       --        --        199,375      34,344

(1)    None of the named executive officers received amounts of other annual compensation in 1992, 1993 or 1994 which would require disclosure pursuant to the Commission's rules with the exception of Mr.Reznicek, who received a housing allowance of $44,000 in 1992.

(2)    Amounts in this column for 1994 are comprised as follows:  the Company's matching contribution under its
       401(k) plan ($9,000 for each named officer);  that portion of earnings on deferred compensation deemed by the Commission to be above-market (Mr. May, $15,421; Mr Davis, $8,936; Mr. Ledgett, $6,248; Mr. Reznicek,
       $14,098); and $64,750 paid to Mr. Reznicek for his service as a director and consultant in 1994 following his retirement as an employee of the Company.

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
    The following table sets forth Performance Share awards potentially payable in 1997 based on performance during the three-year period from January 1, 1994 through December 31, 1996.

                                                                                      ESTIMATED FUTURE PAYOUTS
                                                                             ---------------------------------------------
                                  NUMBER OF           PERFORMANCE OR
                                SHARES, UNITS          OTHER PERIOD
                                   OR OTHER           UNTIL MATURA-
             NAME                 RIGHTS (1)          TION OR PAYOUT         THRESHOLD(1)       TARGET(1)       MAXIMUM(1)
             ----               -------------         --------------         ---------          ------          -------
 Thomas J. May                        6,281           1994 - 1996               3,141            6,281            9,422
 George W. Davis                      4,917           1994 - 1996               2,459            4,917            7,376
 Charles E. Peters, Jr.               2,219           1994 - 1996               1,110            2,219            3,329
 Cameron H. Daley                     2,166           1994 - 1996               1,083            2,166            3,249
 Ronald A. Ledgett                    2,100           1994 - 1996               1,050            2,100            3,150

 (1) The first of these columns shows the estimated number of shares to be awarded if target performance is achieved, and the last three columns if threshold, target and maximum performance, respectively, are achieved, calculated with reference to the Company's closing Common Stock price on December 31, 1994. The Performance Share Plan has a stockholder and customer performance measure. The target performance level for the stockholder measure is to achieve the 70th percentile of the Goldman Sachs Database at the end of the performance period. The target performance level for the customer measure is to achieve a ranking of 5th out of 13 urban utilities. Beginning with the 1993 performance period, the weighting between the two performance measures changed from 50%/50% to 75%/25% with the heavier emphasis on the stockholder measure. See "Report of the Executive Personnel Committee - Long-Term Compensation".

PENSION PLAN TABLE

        The Company's pension plans generally provide, for employees who are not members of a collective bargaining unit, annual benefits upon retirement at age 65 (normal retirement) or thereafter, as shown on the following table, reduced by up to 50% of the employee's primary Social Security Benefit.


                                                                     ANNUAL PENSION (2)
                AVERAGE                           ----------------------------------------------------------
            ANNUAL BASE PAY
               USED FOR                           10 YEARS OF    20 YEARS OF      30 YEARS OF    40 YEARS OF
          COMPUTING PENSION (1)                     SERVICE        SERVICE          SERVICE        SERVICE
          ---------------------                   -----------    -----------      -----------    -----------
           $100,000.......................          $20,000       $ 40,000         $ 62,500       $ 67,500
            150,000......................            30,000         60,000           93,750        101,250
            200,000 (3)..................            40,000         80,000          125,000        135,000
            250,000 (3)..................            50,000        100,000          156,250        168,750
            300,000 (3)..................            60,000        120,000          187,500        202,500
            350,000 (3)..................            70,000        140,000          218,750        236,250
            400,000 (3)..................            80,000        160,000          250,000        270,000

 (1) For purposes of determining benefits, average annual base pay is determined by averaging an employee's base pay for the thirty-six consecutive months of employment out of the employee's last ten years of employment which produces the highest average. Certain employees have made employee contributions to the pension plan and receive additional pension benefits based on those contributions.

 (2) The benefits set forth in the above table assume that the employee elects a straight life annuity. Federal law limits the annual benefits payable from qualified pension plans. Payments in excess of applicable limitations are made outside the qualified pension plan pursuant to the Company's excess benefit plan.

 (3) For 1994, compensation taken into account under the qualified pension plan for any individual in any year was limited to $150,000. Benefits based on compensation in excess of this limit are paid under the Company's excess benefit plan, which together with individual agreements may also provide for supplemental benefits in excess of limitations on benefits under the Company's qualified pension plan, as described above, or based on additional credit for service with other employers or other factors.

        Under the pension arrangements described above, the credited years of service through 1994 and the average annual base pay as of December 31, 1994
for the officers named in the compensation table above are as follows:   Mr.
May, 19 and $313,083; Mr. Davis, 6 and $233,708; Mr. Peters, 4 and $173,469;
Mr.Daley, 30 and $169,342 and Mr. Ledgett, 8 and $163,389. The Company has entered into a contract with Mr. Ledgett whereby he will accrue 100% of his retirement plan benefit over a period of 20 instead of 30 years of service.

KEY EXECUTIVE BENEFIT PLAN

        The Key Executive Benefit Plan pays selected officers who have served 20 years with the Company and have 10 years of participation in the Plan and who retire at given ages ranging from 60 to 62 (among the named executive officers, 60 for Mr.Daley and 62 for Mr. Peters) supplementary retirement income for 15 years equal to 33% of final annual salary. The Company has entered into contracts with Messrs. May, Davis and Ledgett whereby they are entitled to a reduced benefit equal to 16.5% of annual salary at termination after five years of service with the Company and participation in the Plan, with an additional 3.3% of annual salary for each additional year of participation, up to the maximum benefit upon termination after ten years of participation in the Plan.

                           STOCK PERFORMANCE GRAPH

        The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative five-year shareholder returns with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. For the 1994 Proxy Statement, the Board of Directors has approved the use of the Edison Electric Industry 100 Index (EEI100 Index), a recognized industry index of approximately 100 electric utility companies. Pursuant to the Commission's regulations, the graph below depicts the investment of $100 at the commencement of the measurement period, with dividends reinvested.

                                   [CHART]
--------------------------------------------------------------------------------

  Index:                    1990        1991        1992        1993     1994
  ------                    ----        ----        ----        ----     ----
Boston Edison               $108        $145        $172        $197     $170
S&P500                      $ 97        $126        $136        $150     $152
EEI 100 Index               $101        $131        $141        $156     $138

--------------------------------------------------------------------------------

  Annual Total Return:      1990        1991         1992        1993      1994
  --------------------      ----        ----         ----       ----      ----
Boston Edison               8.4%        33.8%        18.8%      14.5%    (13.8%)
S&P 500                    (3.2%)       30.6%         7.6%      10.0%      1.3%
EEI 100 Index               1.4%        28.9%         7.6%      11.1%    (11.6%)
--------------------------------------------------------------------------------

                                OTHER MATTERS

        VOTING PROCEDURES. Consistent with state law and under the Company's Bylaws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

        Directors will be elected by a plurality of the votes properly cast at the meeting. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionar y voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of directors.

        ADJOURNMENT OF MEETING. If sufficient votes in favor of any of the proposals set forth in the Notice of Annual Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to any such proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of such proposals. They will vote against any such adjournment those proxies required to be voted against any of such proposals. The Company will pay the costs of any additional solicitation and of any adjourned session.

        AUDITORS. Representatives of Coopers & Lybrand, the Company's auditors, will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives will be available to respond to appropriate questions by the Company's stockholders.

        OTHER BUSINESS. The management has no reason to believe that any other business will be presented at the Annual Meeting, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

        STOCKHOLDER PROPOSALS. Any proposal to be presented at the annual meeting of stockholders to be held in May 1996 must be received at the Company's principal executive offices no later than November 28, 1995.

        STOCKHOLDER NOMINATIONS OF DIRECTORS. The Board of Directors will consider nominations of candidates for election as directors from stockholders which are submitted in accordance with the procedures set forth in Section 3.1 of the Company's Bylaws. In general, these procedures require that stockholder nominations must be submitted to the Clerk of the Company in writing not less than 45 days prior to the anniversary of the date of the immediately preceding annual meeting and must contain certain specified information concerning the person to be nominated and the stockholder submitting the nomination and the consent of the nominee to serve as director if so elected.

        THE GREATER PART OF THE STOCK OF THE COMPANY IS WIDELY DISTRIBUTED IN SMALL LOTS. IT IS IMPORTANT, THEREFORE, IN ORDER TO SECURE REPRESENTATION AT THE ANNUAL MEETING OF THE NUMBER OF SHARES NECESSARY TO TAKE ACTION, THAT ALL STOCKHOLDERS WHO CANNOT BE PRESENT IN PERSON, HOWEVER SMALL THEIR HOLDINGS, FILL IN, SIGN AND RETURN THE ENCLOSED PROXY WITHOUT DELAY TO THE FIRST NATIONAL BANK OF BOSTON, P.O. BOX 1850, BOSTON, MASSACHUSETTS 02105. A STAMPED ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

        STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IF YOU PLAN TO ATTEND, PLEASE NOTIFY THE CLERK OF THE COMPANY AT 800 BOYLSTON STREET, BOSTON, MASSACHUSETTS 02199.

                            BOSTON EDISON COMPANY

P                     PROXY FOR ANNUAL MEETING ON MAY 12, 1995
R
O        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X
Y         The undersigned hereby appoint Thomas J. May, Stephen J. Sweeney and
   Paul E. Tsongas and each of them proxies, with power of substitution, to act and vote in the name of the undersigned, with all the powers that the undersigned would possess if personally present, on all matters which may come before the Annual Meeting of Stockholders of Boston Edison Company to be held on May 12, 1995 and any adjournment thereof.

          The proxies are hereby authorized and instructed upon the matters specified in the Notice of Annual Meeting as set forth on the reverse side hereof. If no choice is indicated as to proposal number one, the proxies shall vote FOR the election of all the nominees for director. The proxies may vote in their discretion on any other matter which may properly come before the Meeting.

          The undersigned hereby acknowledges receipt of the Notice of Annual Meeting dated March 27, 1995 and the related Proxy Statement.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                           / SEE REVERSE SIDE /





/ X / PLEASE MARK
      VOTES AS IN
      THIS EXAMPLE.

PLEASE DO NOT MARK ANY BOXES IF VOTING WITH MANAGEMENT

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1.  Election of Directors
NOMINEES:  Nelson S. Gifford, Kenneth I. Guscott, Matina
S. Horner, Bernard W. Reznicek, Paul E. Tsongas.

             FOR             WITHHELD
            /  /               /  /

/  /______________________________________
    For all nominees except as noted above




  MARK HERE    /   /                 MARK HERE    /   /
FOR ADDRESS                         IF COMMENTS
 CHANGE AND                        ON OTHER SIDE
NOTE AT LEFT


Please sign name exactly as it appears hereon.

When signing as attorney, agent, guardian, executor, administrator, trustee or the like, please give your full title as such.

Signature:  _________________________ Date ___________

Signature:  _________________________ Date ___________